Exhibit 99.1

Contact:
Ben Church
ESPERION
bchurch@esperion.com
734-864-6774

ESPERION Appoints Sheldon Koenig as Chief Operating Officer

ANN ARBOR, Mich., December 15, 2020 (GLOBE NEWSWIRE) -- Esperion (NASDAQ: ESPR) today announced the appointment of Sheldon Koenig, a proven leader in the cardiovascular market, as chief operating officer, effective today. Koenig will report directly to Tim M. Mayleben, president and chief executive officer of Esperion. Koenig joins the executive team of Esperion and will provide vision, leadership, strategy and operations expertise to further evolve Esperion into a commercial leader in cardiovascular medicine, as well as a highly successful, efficiently operated global company.

“Sheldon brings an incredible amount of relevant experience to our company that will be familiar to all of our stakeholders. His commercial knowledge and applied learnings in directly correlated launches will be invaluable to us and we are pleased to have him join Esperion,” said Tim M. Mayleben, president and chief executive officer of Esperion. “Sheldon is the right leader at the right time to navigate our company through the opportunities that lie ahead of us as we continue a period of rapid growth as a company in 2021 and beyond.”

Koenig is an accomplished leader in the cardiovascular space and brings over 25 years of leadership roles to Esperion. Most recently, he served as executive vice president and chief commercial officer of Portola pharmaceuticals until it was acquired by Alexion. At Portola, Koenig and his team delivered $130M+ in Andexxa® sales in the first year of commercialization, making it one of the top five most successful hospital launches in 30 years. Prior to joining Portola, Koenig was senior vice president and head of the cardiovascular franchise for Sanofi where he led U.S. business operations and product launches in more than 20 countries. Previously, he served as vice president and global brand leader for the cardiovascular division of Merck & Co, Inc. where, for more than 25 years, he took on roles of increasing responsibility within the Company’s cardiovascular and thrombosis franchises and led marketing for the launch of ezetimibe.

“Joining Esperion gives me the opportunity to make a meaningful impact on an organization that has incredible potential to make a difference in the lives of patients where currently marketed medicines fall short,” said Koenig. “The company is in a unique position to deliver with two recently approved and launched medicines in a market that is neglected in terms of innovation and where physicians and patients alike can benefit from additional therapeutic options. I am excited to join Esperion at such an exciting stage and apply the collective learnings from my complementary experiences to help execute on the Esperion mission of lipid management for everyone.”

Koenig will assume responsibility for the commercial team at Esperion. As part of today’s announcement, Mark Glickman, chief commercial officer, will leave Esperion, effective immediately. “I want to thank Mark and recognize his contribution in building our commercial function and laying the initial groundwork in which our company can grow,” said Mayleben.

ESPERION Therapeutics

Through scientific and clinical excellence, and a deep understanding of cholesterol biology, the experienced Lipid Management Team at ESPERION is committed to developing new LDL-C lowering medicines that will make a substantial impact on reducing global cardiovascular disease, the leading cause of death around the world. For more information, please visit www.esperion.com and follow us on Twitter at www.twitter.com/EsperionInc.

CLEAR Cardiovascular Outcomes Trial

The effect of bempedoic acid on cardiovascular morbidity and mortality has not been determined. ESPERION initiated a global cardiovascular outcomes trial (CVOT) to assess the effects of bempedoic acid on the occurrence of major cardiovascular events in patients with, or at high risk for, cardiovascular disease (CVD) who are only able to tolerate less than the lowest approved daily starting dose of a statin and are considered "statin averse." The CVOT — known as CLEAR Cardiovascular Outcomes Trial — is an event-driven, global, randomized, double-blind, placebo-controlled study that completed enrollment in August 2019 of over 14,000 patients with hypercholesterolemia and high CVD risk at over 1,400 sites in 32 countries.

ESPERION Therapeutics’ Commitment to Patients with Hyperlipidemia

High levels of LDL-C can lead to a build-up of fat and cholesterol in and on artery walls (known as atherosclerosis), potentially leading to cardiovascular events, including heart attack and stroke. In the U.S., 96 million people, or more than 37 percent of the adult population, have elevated LDL-C. There are approximately 18 million people in the U.S. living with elevated levels of LDL-C despite taking maximally tolerated lipid-modifying therapy — including individuals considered statin averse — leaving them at high risk for cardiovascular events1. In the United States, more than 50 percent of atherosclerotic cardiovascular disease (ASCVD) patients and heterozygous familial hypercholesterolemia (HeFH) patients who are not able to reach their guideline recommended LDL-C levels with statins alone need less than a 40 percent reduction to reach their LDL-C threshold goal2.

ESPERION's mission as the Lipid Management Company is to deliver oral, once-daily medicines that complement existing oral drugs to provide the additional LDL-C lowering that these patients need.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding Esperion’s commercialization plans for bempedoic acid tablet, its expectations for the market for medicines to lower LDL-C and the impact of bempedoic acid tablet in such market, including the commercial launch and the market adoption of bempedoic acid tablet in the United States and European Union. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Esperion's actual results to differ significantly from those projected, including, without limitation, delays or failures in Esperion’s clinical development and commercialization plans, or approval of expanded indications, that existing cash resources may be used more quickly than anticipated, the impact of COVID-19 on our business, clinical activities and commercial development plans, and the risks detailed in Esperion's filings with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Esperion disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

References
(1) ESPERION market research on file: research project interviewing 350 physicians. ESPERION Therapeutics, Inc. Sept-Oct 2018.

(2) Data on file: analysis of NHANES database. ESPERION Therapeutics, Inc. 2018.

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